Exhibit 99.1

SELECTED QUARTERLY FINANCIAL INFORMATION
                        (Unaudited)

Selected quarterly information for the years ended December 31, 2000 and 1999 is as follows (in thousands, except per unit amounts):

	Quarter Ended
2000	December 31	September 30	June 30	March 31

Revenues from Rental Operations	$172,924	$185,760	$178,408	$174,734
Revenues from Service Operations	21,790	21,903	25,041	14,065
Net income available for common units	84,385	51,949	52,402	56,293
Basic income per common unit	$0.58	$0.36	$0.36	$0.39
Diluted income per common unit	$0.57	$0.35	$0.36	$0.39
Weighted average common units	146,633	146,138	145,719	145,125
Weighted average common and dilutive potential common units	154,793	147,916	147,181	146,326
Funds From Operations (1)	$94,049	$93,968	$90,693	$86,419
Cash flow provided by (used by):
Operating activities	$147,994	$126,831	$97,171	$77,394
Investing activities	146,067	14,649	(98,142)	(160,326)
Financing activities	(295,980)	(141,764)	4,518	102,274

1999

Revenues from Rental Operations	$166,155	$160,273	$107,148	$101,987
Revenues from Service Operations	17,469	15,402	8,893	12,267
Net income available for common units	47,811	48,005	32,702	30,929
Basic income per common unit	$0.33	$0.35	$0.33	$0.32
Diluted income per common unit	$0.32	$0.35	$0.33	$0.32
Weighted average common units	119,467	137,721	97,894	97,198
Weighted average common and dilutive potential common units	120,511	138,923	98,855	98,094
Funds From Operations (1)	$83,258	$79,607	$53,794	$50,584
Cash flow provided by (used by):
Operating activities	$57,527	$176,189	$50,502	$32,068
Investing activities	(169,383)	(248,488)	(155,907)	(167,069)
Financing activities	85,558	(50,985)	238,520	163,356

(1)      Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss excluding gains or losses from debt restructuring and sales of depreciated property plus operating property depreciation and amortization,  after adjustments for minority interest and unconsolidated companies on the same basis. Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Partnership’s operating performance, and is not indicative of cash available to fund all cash flow needs.